Delisting Determination, The Nasdaq Stock Market, LLC, March 21, 2024,
SeqLL Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of SeqLL Inc., effective at the opening of the trading session on April 1, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing
Rule 5550(a)(2). The Company was notified of the Staff determination on June 20, 2023. On June 26, 2023, the
Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815.
On July 17, 2023, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones. On September 18, 2023, the Company received an additional delist determination for its failure to meet the requirements in Listing Rule 5550(a)(4). The Company regained compliance with Listing Rule 5550(a)(2) on September 22, 2023, and was granted an additional exception to regain compliance with Listing Rule 5550(a)(4). On November 10, 2023, the Panel issued a final decision denying the Company continued listing.
Also on November 10, 2023, the Company appealed the Panel decision to the Nasdaq Listing and Hearing Review Council (Council).
The Company securities were suspended on November 14, 2023.
On November 29, 2023, the Company withdrew its appeal with the Council. The Staff determination to delist the Company became final on November 30, 2023.